Exhibit 99.1

Compass Diversified Holdings James J. Bottiglieri Chief Financial Officer 203.221.1703 jbottiglieri@compassdiversifiedholdings.com	Investor Relations and Media Contacts: The IGB Group Leon Berman / Michael Cimini 212.477.8438 / 212.477.8261 lberman@igbir.com / mcimini@igbir.com

Compass Diversified Holdings Reports Second Quarter 2013 Financial Results

Generates Cash Flow Available for Distribution and Reinvestment of $23.5 Million

Westport, Conn., August 7, 2013 – Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three and six months ended June 30, 2013.

Second Quarter 2013 Highlights

•	Generated Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $23.5 million for the second quarter of 2013;

•	Reported net income of $2.0 million for the second quarter of 2013;

•	Paid a second quarter 2013 cash distribution of $0.36 per share in July 2013, bringing cumulative distributions paid to $9.5952 per share since CODI’s IPO in May of 2006; and

•	Exercised option to expand term loan facility and amended the pricing terms of both the term loan facility and revolving credit facility.

“We are pleased to report strong results for the second quarter of 2013, which were consistent with management’s expectations,” stated Alan Offenberg, CEO of Compass Group Diversified Holdings LLC. “During the quarter, we maintained our focus on expanding CODI’s leading branded product businesses as Ergobaby, FOX and Liberty each posted double-digit revenue and operating income growth. We also generated stable Cash Flow across our niche industrial businesses, with a particularly strong performance by Arnold Magnetic in the quarter.”

Mr. Offenberg added, “As we continue to leverage the leadership position and comparative financial strength of our subsidiaries, we further enhanced CODI’s liquidity by expanding the size of our term loan facility and revolving credit facility. In addition, we reduced our Company’s borrowing costs by lowering the interest rate for both of these facilities. With significant access to capital, CODI remains well positioned to take advantage of organic and acquisition-related growth opportunities that drive long-term shareholder value while providing attractive cash distributions as we have consistently done since going public.”

Operating Results

CODI reported Cash Flow (see note regarding use of Non-GAAP Financial Measures below) of $23.5 million for the quarter ended June 30, 2013, as compared to $23.3 million for the prior year comparable quarter. CODI’s weighted average number of shares outstanding for both the quarter ended June 30, 2013 and June 30, 2012 was approximately 48.3 million.

Cash Flow for the second quarter of 2013 reflects year-over-year growth in the Company’s Ergobaby, FOX, Liberty Safe and Arnold Magnetic businesses, largely offset by the Company’s CamelBak subsidiary business. As anticipated, the year-over-year comparison of CamelBak’s performance for the quarter ended June 30, 2013 was negatively impacted by the fulfillment of a contract with the U.S. Marine Corps that was completed by March 31, 2013 but was positively reflected in the results for the quarter ended June 30, 2012. In addition, unfavorable weather conditions in many of its markets reduced demand for CamelBak’s products during the second quarter of 2013.

For the six month period ended June 30, 2013, CODI reported Cash Flow of $44.3 million, as compared to $40.0 million for the six months ended June 30, 2012, representing an increase of 10.8%. CODI’s weighted average number of shares outstanding for the six month periods ended June 30, 2013 and June 30, 2012 was approximately 48.3 million.

CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. However, Cash Flow excludes the gains from sales of businesses, which have totaled approximately $198 million since 2007.

Net income for the quarter ended June 30, 2013 was $2.0 million, as compared to net income of $2.2 million for the quarter ended June 30, 2012. CODI recorded approximately $6.0 million in higher non-cash supplemental put expense in the 2013 second quarter as compared to the corresponding previous quarter. This expense is based on the periodic review of current cash flow generation of its subsidiaries as well as anticipated market multiples for those businesses in the event they were to be sold in the current environment. For the second quarter of 2013, CODI recorded lower interest expense of approximately $2.6 million as compared to the prior year period due to a reduction in borrowing costs and changes in the fair value of interest rate swaps. During the quarter ended June 30, 2012, CODI recorded a loss from discontinued operations of $1.7 million, consisting primarily of transaction-related costs from the sale of HALO.

For the six month period ended June 30, 2013, CODI reported net income of $5.6 million, as compared to net income of $3.1 million for the six months ended June 30, 2012.

Liquidity and Capital Resources

As of June 30, 2013, CODI had approximately $17.8 million in cash and cash equivalents, $281.2 million outstanding on its term loan facility and $17.0 million outstanding under its $290 million revolving credit facility. The Company has no significant debt maturities until 2017 and had borrowing availability of approximately $271 million at June 30, 2013 under its revolving credit facility.

On April 3, 2013, CODI exercised an option under its credit agreement, dated as of October 27, 2011, to expand its term loan facility by $30 million. The net proceeds of the incremental term loan, which was issued at par value, were used to repay outstanding borrowings under the Company’s revolving credit facility.

CODI also amended the pricing terms of both its term loan facility and revolving credit facility. Under the terms of the amendments, the interest rate for the term loan facility was reduced by 1.25% and the interest rate for the revolving credit facility was reduced by 0.50%. In addition, the unused fee for the revolving credit facility was reduced by 0.25% when leverage is lower than a defined ratio and the maturity date for the revolving credit facility was extended to April 2017. All other terms of the credit agreement remain unchanged.

Subsequent to the quarter ended June 30, 2013, CODI exercised an option under its credit agreement to expand its revolving credit facility by $30 million, increasing the total amount available under the facility to $320 million subject to borrowing base restrictions. The Company intends to utilize the incremental borrowing capacity under the revolving credit facility to fund future growth opportunities and provide for working capital and general corporate purposes.

Second Quarter 2013 Distribution

On July 10, 2013, CODI’s Board of Directors declared a second quarter distribution of $0.36 per share. The cash distribution was paid on July 30, 2013 to all holders of record as of July 23, 2013. Since its IPO in May of 2006, CODI has paid a cumulative distribution of $9.5952 per share.

Conference Call

Management will host a conference call on Thursday, August 8, 2013 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (866) 409-1562 and the dial-in number for international callers is (913) 312-0379. The access code for all callers is 6568026. A live webcast will also be available on the Company’s website at www.compassdiversifiedholdings.com.

A replay of the call will be available through August 15, 2013. To access the replay, please dial (888) 203-1112 in the U.S. and (719) 457-0820 outside the U.S., and then enter the access code 6568026.

Note Regarding Use of Non-GAAP Financial Measures

CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow Provided by Operating Activities on the Attached Schedules. We consider Net Income and Cash Flow Provided by Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.

About Compass Diversified Holdings (“CODI”)

CODI owns and manages a diverse family of established North American middle market businesses. Each of its eight current businesses is a leader in their niche market.

CODI maintains controlling ownership interests in each of its businesses in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its businesses, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its businesses to invest in the long-term growth of the Company and to make cash distributions to its owners.

Our businesses are engaged in the following lines of business:

•	The manufacture of quick-turn, prototype and production rigid printed circuit boards (Advanced Circuits, www.advancedcircuits.com);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing, www.americanfurn.net);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical, www.tridien.com);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies, www.arnoldmagnetics.com);

•	The design and manufacture of personal hydration products for outdoor, recreation and military use (CamelBak Products, www.camelbak.com);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby, www.ergobaby.com);

•	The design, manufacture and marketing of premium suspension products for mountain bikes and powered off-road vehicles (FOX, www.ridefox.com);

•	The design and manufacture of premium home and gun safes (Liberty Safe, www.libertysafe.com).

To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2012 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings

Condensed Consolidated Balance Sheets

(in thousands)	June 30, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$17,848	$18,241
Accounts receivable, less allowance of $3,419 and $3,049	127,279	100,647
Inventories	143,109	127,283
Prepaid expenses and other current assets	23,850	21,488

Total current assets	312,086	267,659
Property, plant and equipment, net	64,669	68,488
Goodwill	257,527	257,527
Intangible assets, net	324,849	340,666
Deferred debt issuance costs, net	8,479	8,238
Other non-current assets	12,682	12,623

Total assets	$980,292	$955,201

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$125,218	$100,346
Due to related party	3,950	3,765
Current portion of supplemental put obligation	—	5,185
Current portion, long-term debt	2,850	2,550
Other current liabilities	2,875	1,953

Total current liabilities	134,893	113,799
Long-term debt	290,225	267,008
Supplemental put obligation	61,303	46,413
Deferred income taxes	62,078	63,982
Other non-current liabilities	5,992	7,787

Total liabilities	554,491	498,989
Stockholders’ equity
Trust shares, no par value, 500,000 authorized; 48,300 shares issued and outstanding at 6/30/13 and 12/31/12	650,043	650,043
Accumulated other comprehensive loss	(557)	(132)
Accumulated deficit	(269,034)	(235,283)

Total stockholders’ equity attributable to Holdings	380,452	414,628
Noncontrolling interests	45,349	41,584

Total stockholders’ equity	425,801	456,212

Total liabilities and stockholders’ equity	$980,292	$955,201

Compass Diversified Holdings

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012
Net sales	$245,775	$230,016	$487,342	$425,343
Cost of sales	168,418	157,115	333,612	290,755

Gross profit	77,357	72,901	153,730	134,588
Operating expenses:
Selling, general and administrative expense	40,994	39,901	82,203	80,334
Supplemental put expense	8,912	2,902	15,308	1,362
Management fees	4,434	4,333	8,750	8,865
Amortization expense	7,444	7,764	15,074	14,940
Impairment expense	900	—	900	—

Operating income	14,673	18,001	31,495	29,087
Other income (expense):
Interest income	31	10	33	43
Interest expense	(4,219)	(6,851)	(9,560)	(12,880)
Amortization of debt issuance costs	(526)	(485)	(1,011)	(841)
Loss on debt extinguishment	(1,785)	(856)	(1,785)	(856)
Other income, net	(343)	(128)	(16)	(396)

Income from continuing operations before income taxes	7,831	9,691	19,156	14,157
Provision for income taxes	5,875	5,659	13,574	9,758

Income from continuing operations	1,956	4,032	5,582	4,399
Loss from discontinued operations, net of income tax	—	(1,690)	—	(1,168)
Loss on sale of discontinued operations, net of income tax	—	(130)	—	(130)

Net income	1,956	2,212	5,582	3,101
Net income from continuing operations attributable to noncontrolling interest	2,525	2,361	4,557	4,037
Net loss from discontinued operations attributable to noncontrolling interest	—	(225)	—	(226)

Net income (loss) attributable to Holdings	$(569)	$76	$1,025	$(710)

Basic and fully diluted net income (loss) per share	$(0.01)	$0.00	$0.02	$(0.01)

Basic and fully diluted weighted average number of shares outstanding	48,300	48,300	48,300	48,300

Cash distributions declared per share	$0.36	$0.36	$0.72	$0.72

Compass Diversified Holdings

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012
Cash flows from operating activities:
Net income	$5,582	$3,101
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	24,135	27,284
Impairment expense	900	—
Unrealized (gain) loss on interest rate and foreign currency derivatives	(481)	1,593
Loss on extinguishment of debt	1,785	856
Amortization of original issue discount	655	735
Supplemental put expense	15,308	1,362
Noncontrolling interests and noncontrolling stockholders charges	2,312	2,332
Deferred taxes	(1,573)	(489)
Other	46	845
Changes in operating assets and liabilities, net of acquisition:
Increase in accounts receivable	(26,148)	(21,560)
Increase in inventories	(15,843)	(26,423)
Increase in prepaid expenses and other current assets	(3,667)	(3,441)
Payment of profit allocation	(5,603)	(13,675)
Increase in accounts payable and accrued expenses	24,991	22,509

Net cash provided by (used in) operating activities	22,399	(4,971)

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(125,390)
Purchases of property and equipment	(9,008)	(6,944)
Proceeds from dispositions	—	66,142
Purchase of Fox common stock	—	(13,234)
Proceeds released from escrow related to Staffmark sale	—	5,045
Proceeds from sale leaseback transaction	4,372	—
Other	272	1,082

Net cash used in investing activities	(4,364)	(73,299)

Cash flows from financing activities:
Net borrowing of debt	21,650	47,771
Redemption of CamelBak preferred stock	—	(48,022)
Debt issuance costs	(1,843)	(3,154)
Distributions paid	(34,776)	(34,776)
Net payments related to noncontrolling interest	(3,090)	(4,456)
Excess tax benefit on stock based compensation and other	(69)	5,147

Net cash used in financing activities	(18,128)	(37,490)

Foreign currency impact on cash	(300)	(593)
Net decrease in cash and cash equivalents	(393)	(116,353)
Cash and cash equivalents — beginning of period	18,241	132,370

Cash and cash equivalents — end of period	$17,848	$16,017

Compass Diversified Holdings

Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (“CAD”)

(unaudited)

(in thousands)	Three Months Ended June 30, 2013	Three Months ended June 30, 2012	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012
Net income	$1,956	$2,212	$5,582	$3,101
Adjustment to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	11,513	13,353	23,124	26,443
Impairment expense	900	—	900	—
Amortization of debt issuance costs	526	485	1,011	841
Unrealized (gain) loss on derivatives	(96)	1,248	(481)	1,593
Loss on extinguishment of debt	1,785	856	1,785	856
Amortization of original issue discount	295	360	655	735
Supplemental put expense	8,912	2,902	15,308	1,362
Noncontrolling stockholders charges	1,011	1,541	2,312	2,332
Other	117	15	46	845
Deferred taxes	(716)	(440)	(1,573)	(489)
Changes in operating assets and liabilities	(23,930)	(22,697)	(26,270)	(42,590)

Net cash provided by (used in) operating activities	2,273	(165)	22,399	(4,971)
Plus:
Unused fee on revolving credit facility (1)	529	660	1,174	1,320
Successful acquisition expense (2)	—	495	—	4,820
HALO sale related expenses (3)	—	1,976	—	1,976
Changes in operating assets and liabilities	23,930	22,697	26,270	42,590
Less:
Maintenance capital expenditures (4)	3,190	2,721	5,536	5,315
Other	71	(391)	—	439

Estimated cash flow available for distribution and reinvestment	$23,471	$23,333	$44,307	$39,981

Distribution paid in April 2012 and March 2011			$17,388	$17,388
Distribution paid in July 2012/2011	$17,388	$17,388	17,388	17,388

	$17,388	$17,388	$34,776	$34,776

(1)	Represents the commitment fee on the unused portion of the Revolving Credit Facility.
(2)	Represents transaction costs for successful acquisitions that were expensed during the period.
(3)	Represents transaction costs incurred related to the sale of HALO.
(4)	Excludes growth capital expenditures of approximately $2.5 million and $0.6 million for the three months ended June 30, 2013 and June 30, 2012, respectively and $3.5 million and $1.4 million for the six months ended June 30, 2013 and June 30, 2012, respectively.